Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Second Quarter 2013 Earnings Results

•	Quarterly revenue of $51.3 million, including $12.1 million from our Nessco operations, a recently acquired subsidiary. Organic revenue increased 18.2% over the same quarter last year

•	Record quarterly Adjusted EBITDA of $13.9 million, an increase of 40.5% over the same quarter last year

•	Net income attributable to common stockholders of $4.9 million, or $0.28 per diluted share, an increase of $0.11 per diluted share, or 64.7%, over the same quarter last year

HOUSTON, TX – August 5, 2013 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of remote communications services to the oil and gas industry, today reported quarterly results for the quarter ended June 30, 2013.

Revenue was $51.3 million for the second quarter, including $12.1 million from our Nessco operations, a recently acquired subsidiary. Organic revenue increased by $6.0 million, or 18.2%, for the three months ended June 30, 2013, as compared to the same period of 2012, primarily due to increases in sites served and increased revenue-per-site resulting from bandwidth upgrades and additional value-added services provided. Revenue decreased by $1.5 million, or 2.8%, for the three months ended June 30, 2013, as compared to the previous quarter primarily due to systems integration revenue declining $4.8 million related to timing of certain projects, partially offset by strong quarter-on-quarter growth in our core offshore rig communications business.

Record Adjusted EBITDA of $13.9 million in the second quarter, or 27.1% of revenue, represents an increase of 37.8% over the same quarter last year and an increase of 10.1% over the previous quarter. Adjusted EBITDA increased by $3.8 million over the prior year period primarily due to growth in our core offshore business and the Nessco acquisition, partially offset by costs associated with head count additions and additional professional fees. Adjusted EBITDA increased $1.3 million over the previous quarter, primarily due to growth in our core offshore business that was partially offset by decreased revenue from systems integration projects.

Net income attributable to common stockholders was $4.9 million, or $0.28 per diluted share, for the second quarter compared to net income attributable to common stockholders of $2.9 million, or $0.17 per diluted share, in the same quarter last year and net income attributable to common stockholders of $3.7 million, or $0.22 per diluted share, in the previous quarter.

Capital expenditures were $8.5 million in the second quarter compared to $4.8 million in the same quarter last year and $6.6 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “I was very pleased with our solid second quarter results and record EBITDA, reflecting strong growth in our core offshore rig communications business. We noted increases in sites served for offshore rigs, production platforms, international land rigs and energy maritime vessels, demonstrating strong execution across all of our core strategic growth initiatives. Compared to the first quarter, we did experience lower revenue from Nessco’s systems integration business this quarter, though the contracted backlog and sales pipeline remain solid and in line with our expectations. With a favorable market outlook and our announcement last week that we will be acquiring Inmarsat’s Energy Broadband business and will become a Global Xpress distribution partner, we are excited about the broadened capabilities to serve our customers and deliver returns for our shareholders.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 6, 2013, to discuss RigNet’s 2013 second quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA. Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2012, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed remote communications, systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$51,329	$52,818	$33,240	$104,147	$64,450

Expenses:
Cost of revenue (excluding depreciation and amortization)	25,927	29,122	15,162	55,049	29,343
Depreciation and amortization	5,249	4,969	3,806	10,218	7,734
Selling and marketing	1,029	787	729	1,816	1,387
General and administrative	11,530	11,760	8,860	23,290	16,405

Total expenses	43,735	46,638	28,557	90,373	54,869

Operating income	7,594	6,180	4,683	13,774	9,581
Other income (expense), net	(127)	107	110	(20)	(151)

Income before income taxes	7,467	6,287	4,793	13,754	9,430
Income tax expense	(2,552)	(2,512)	(1,932)	(5,064)	(4,075)

Net income	$4,915	$3,775	$2,861	$8,690	$5,355

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$4,861	$3,735	$2,853	$8,596	$5,265
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.30	$0.24	$0.18	$0.54	$0.34
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.28	$0.22	$0.17	$0.50	$0.31
Weighted average shares outstanding, basic	15,963	15,759	15,566	15,861	15,515
Weighted average shares outstanding, diluted	17,480	17,327	16,977	17,362	16,939
Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$25,402	$23,696	$18,078	$49,098	$35,107
Gross Profit (excluding depreciation and amortization) margin	49.5%	44.9%	54.4%	47.1%	54.5%
Adjusted EBITDA	$13,902	$12,621	$10,090	$26,523	$19,373
Adjusted EBITDA margin	27.1%	23.9%	30.4%	25.5%	30.1%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$20,414	$18,968	$14,476	$39,382	$27,777
Depreciation and amortization related to cost of revenue	4,988	4,728	3,602	9,716	7,330

Gross Profit (excluding depreciation and amortization)	$25,402	$23,696	$18,078	$49,098	$35,107

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$4,915	$3,775	$2,861	$8,690	$5,355
Interest expense	440	507	129	947	316
Depreciation and amortization	5,249	4,969	3,806	10,218	7,734
(Gain) loss on sales of property and equipment, net of retirements	33	41	(1)	74	(51)
Stock-based compensation	713	817	701	1,530	1,282
Acquisition costs	—	—	662	—	662
Income tax expense	2,552	2,512	1,932	5,064	4,075

Adjusted EBITDA (non-GAAP measure)	$13,902	$12,621	$10,090	$26,523	$19,373

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	June 30,	December 31,
	2013	2012
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$48,601	$59,744
Restricted cash—current portion	886	987
Restricted cash—long-term	1,266	1,809
Total assets	215,590	215,932
Current maturities of long-term debt	9,387	9,422
Long-term debt	47,123	51,871

	Six Months Ended June 30,
	2013	2012
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$59,744	$53,106
Net cash provided by operating activities	9,473	13,794
Net cash used in investing activities	(14,539)	(10,505)
Net cash used in financing activities	(3,747)	(4,175)
Changes in foreign currency translation	(2,330)	(221)

Cash and cash equivalents, March 31,	$48,601	$51,999

	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter
	2012	2012	2012	2013	2013
Selected Operational Data:
Offshore drilling rigs (1)	234	233	237	245	255
U.S. onshore drilling rigs	308	302	282	271	261
Other sites (2)	515	550	575	608	662

Total	1,057	1,085	1,094	1,124	1,178

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels, international land rigs, completion sites, man-camps, remote offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(in thousands)
Americas:
Revenue	$13,141	$12,415	$12,170	$25,556	$24,013
Cost of revenue	6,149	5,281	5,556	11,430	11,222

Gross Profit (non-GAAP measure)	6,992	7,134	6,614	14,126	12,791

Gross Profit margin	53.2%	57.5%	54.3%	55.3%	53.3%
Depreciation and amortization	1,848	1,794	1,764	3,642	3,644
Selling, general and administrative	2,090	1,677	2,087	3,767	3,726

Operating income	$3,054	$3,663	$2,763	$6,717	$5,421

Adjusted EBITDA (non-GAAP measure)	$4,855	$5,417	$4,404	$10,272	$9,086

Adjusted EBITDA margin	36.9%	43.6%	36.2%	40.2%	37.8%
Europe/Africa:
Revenue	$23,057	$27,572	$9,806	$50,629	$19,319
Cost of revenue	12,807	17,522	4,560	30,329	8,333

Gross Profit (non-GAAP measure)	10,250	10,050	5,246	20,300	10,986

Gross Profit margin	44.5%	36.5%	53.5%	40.1%	56.9%
Depreciation and amortization	1,812	1,746	751	3,558	1,492
Selling, general and administrative	1,983	2,536	1,322	4,519	2,193

Operating income	$6,455	$5,768	$3,173	$12,223	$7,301

Adjusted EBITDA (non-GAAP measure)	$8,805	$8,254	$4,620	$17,059	$9,325

Adjusted EBITDA margin	38.2%	29.9%	47.1%	33.7%	48.3%
Middle East/Asia Pacific:
Revenue	$15,131	$12,831	$11,264	$27,962	$21,118
Cost of revenue	5,503	5,008	4,109	10,511	7,930

Gross Profit (non-GAAP measure)	9,628	7,823	7,155	17,451	13,188

Gross Profit margin	63.6%	61.0%	63.5%	62.4%	62.4%
Depreciation and amortization	1,385	1,282	1,313	2,667	2,614
Selling, general and administrative	2,915	1,117	1,046	4,032	1,996

Operating income	$5,328	$5,424	$4,796	$10,752	$8,578

Adjusted EBITDA (non-GAAP measure)	$6,657	$6,706	$6,171	$13,363	$11,175

Adjusted EBITDA margin	44.0%	52.3%	54.8%	47.8%	52.9%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net